Exhibit 5.1

September 26, 2007

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

(203) 272-2596

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,200,000 shares of Common Stock, $.0001 par value (the “Shares”), of Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP